Exhibit 15. 1

May 23, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated May 23, 2016, of Natuzzi S.p.A. and are in agreement with the statements contained in paragraphs two and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Reconta Ernst & Young S.p.A.

Bari, Italy